PRESS RELEASE
August 10, 2009

Century Casinos Reports Q2 2009 Earnings Including Gain On South African Sale

Colorado Springs, Colorado, August 10, 2009 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) announced today the financial results for the three and six months ended June 30, 2009.

Second Quarter 2009

For the second quarter of 2009, net operating revenue from continuing operations was $11,884,000 and consolidated Adjusted EBITDA* was $1,563,000. This represents a 14% decrease in net operating revenue from continuing operations over the same quarter of last year ($13,873,000 in the second quarter of 2008) and a 33% decrease in consolidated Adjusted EBITDA* ($2,338,000 in the second quarter of 2008). The Company experienced a decline in net operating revenue at its properties in Colorado, primarily due to a decrease in its casino’s (Womacks) market share in Cripple Creek and a decline in the overall gaming market in Central City. In addition, net operating revenue in Edmonton, Canada, as reported in U.S. dollars, was 16% lower than the same period in 2008, but only declined by 3% in the local currency (Canadian dollar). The reported results were negatively affected by a 16% decrease in the average exchange rate between the U.S. dollar and Canadian dollar in the second quarter of 2009 compared to the second quarter of 2008. Management attributes the decline in net operating revenue in Edmonton to decreased table game revenue.

Including discontinued operations, the Company reported net earnings attributable to Century Casinos, Inc. and subsidiaries of $18,903,000, or $0.80 per basic share and fully diluted share, for the second quarter of 2009. During the second quarter of 2009, the Company reported a gain of $19,848,000, or $0.84 per basic and fully diluted share, on the previously reported disposition of Century Casinos Africa (“CCA”). The Company reported net earnings attributable to Century Casinos, Inc. and subsidiaries of $835,000, or $0.04 per basic and fully diluted share, for the second quarter of 2008.

Operating losses from continuing operations were $307,000 in the second quarter of 2009 compared to earnings of $289,000 for the second quarter of 2008. The Company reported a loss from continuing operations of $1,045,000, or a loss of $0.05 per basic and fully diluted share, for the second quarter of 2009, compared to a loss of $126,000, or $0.00 per basic and fully diluted share, for the second quarter of 2008. In addition to the decline in operating earnings from continuing operations, the Company’s loss from continuing operations increased due to an increase in taxes, offset by the realization of foreign exchange gains on the exchange of foreign currency. During the third quarter of 2008, the Company established a valuation allowance on its U.S. deferred taxes. The tax effect on net operating income or losses incurred in the U.S. will reduce or increase this valuation allowance.  As a result, during the second quarter of 2009, the Company did not recognize tax benefits on operating losses incurred in the U.S. This increased the Company’s tax expense by $668,000 when comparing the three months ended June 30, 2009 to the three months ended June 30, 2008. As of June 30, 2009, the Company has accumulated deferred tax assets of $4.9 million which can be applied against the tax on potential future U.S. income. Gains realized on the exchange of foreign currency increased earnings by approximately $264,000, primarily due to gains realized on loans that are no longer deemed to be permanently invested.

* See discussion and reconciliation of Adjusted EBITDA below.

1/12

Six months ended June 30, 2009

For the six months ended June 30, 2009, net operating revenue from continuing operations was $23,883,000 and consolidated Adjusted EBITDA* was $3,662,000. This represents a 13% decrease in net operating revenue from continuing operations over the same six months of last year ($27,403,000 for the six months ended June 30, 2008) and a 15% decrease in consolidated Adjusted EBITDA* ($4,284,000 for the six months ended June 30, 2008), due to declines in net operating revenue at the Company’s properties in Colorado, primarily due to a decrease in its casino’s (Womacks) market share in Cripple Creek and a decline in the overall gaming market in Central City. In addition, net operating revenue in Edmonton, Canada, as reported in U.S. dollars, was 15% lower than the same period in 2008, but increased by 2% in the local currency (Canadian dollar). The reported results were negatively affected by a 24% decrease in the average exchange rate between the U.S. dollar and Canadian dollar for the six months ended June 30, 2009, compared to the same period in 2008.

Including discontinued operations, the Company reported net earnings attributable to Century Casinos, Inc. and subsidiaries of $19,248,000, or $0.82 per basic share and fully diluted share, for the six months ended June 30, 2009. During the six months ended June 30, 2009, the Company reported a gain of $19,848,000, or $0.84 per basic and fully diluted share, on the disposition of CCA and a gain of $915,000, or $0.04 per basic and fully diluted share, on the previously reported disposition of the Century Casino Millennium. The Company reported net earnings attributable to Century Casinos, Inc. and subsidiaries of $1,376,000, or $0.06 per basic and fully diluted share, for the first six months of 2008.

Operating losses from continuing operations were $131,000 for the six months ended June 30, 2009 compared to operating earnings of $223,000 for the six months ended June 30, 2008, primarily due to a decrease in earnings of $305,000 from the Company’s equity investment in Poland.  The Company reported a loss from continuing operations of $2,504,000, or a loss of $0.10 per basic and fully diluted share for the six months ended June 30, 2009 and a loss of $649,000, or a loss of $0.03 per basic and fully diluted share, for the same period in 2008. In addition to the decline in operating earnings from continuing operations, the Company’s loss from continuing operations increased due to an increase in taxes and the realization of additional foreign exchange losses on the exchange of foreign currency. During the third quarter of 2008, the Company established a valuation allowance on its U.S. deferred taxes. The tax effect on net operating income or losses incurred in the U.S. will reduce or increase this valuation allowance.  As a result, for the six months ended June 30, 2009, the Company did not recognize tax benefits on operating losses incurred in the U.S. This increased our tax expense by $1,532,000 when comparing the six months ended June 30, 2009 to the six months ended June 30, 2008.  As of June 30, 2009, the Company has accumulated deferred tax assets of $4.9 million which can be applied against the tax on potential future U.S. income. Finally, losses realized on the exchange of foreign currency reduced earnings by approximately $380,000, primarily due to the transfer of currency between Canada and the U.S.

* See discussion and reconciliation of Adjusted EBITDA below.

2/12

Update on sale of CCA

On December 19, 2008, the Company, through a subsidiary, entered into an agreement to sell all of the outstanding shares of CCA for a gross selling price of ZAR 460.0 million ($59.4 million) less the balance of third party South African debt and other agreed to amounts. Net proceeds of ZAR 253.5 million ($32.8 million) were paid to the Company at closing on June 30, 2009. CCA owned the Caledon Hotel, Spa & Casino and 60% of the Century Casino & Hotel in Newcastle, Africa. Transaction approval by the KwaZulu-Natal Gambling Board is still pending. If this approval is received, the Company will receive an additional ZAR 98.8 million (approximately $12.8 million). An additional ZAR 17.3 million ($2.2 million) held in retention may be payable to the Company within sixty days of closing if the net asset value (“NAV”) of CCA at June 30, 2009 is greater than the NAV at December 31, 2008. If the NAV at December 31, 2008 exceeds the NAV at June 30, 2009 by more than the $2.2 million held in retention, the Company will reimburse the purchaser of CCA an amount equal to the excess. At closing, the Company recognized a gain of ZAR 163.1 million (approximately $19.8 million). An additional gain of ZAR 12.2 million (approximately $1.6 million) has been deferred until the approval by the KwaZulu-Natal Gambling Board has been obtained.

Net operating revenue from discontinued operations was $5,873,000 and $7,673,000 for the second quarter of 2009 and 2008, respectively. Earnings from discontinued operations were $20,777,000 and $1,030,000 for the second quarter of 2009 and 2008, respectively, including a $19,848,000 gain on the sale of CCA.

Net operating revenue from discontinued operations was $11,203,000 for the six months ended June 30, 2009 compared to $15,123,000 for the six months ended June 30, 2008. Earnings from discontinued operations were $22,679,000 and $2,205,000 for the six months ended June 30, 2009 and 2008, respectively.  During the six months ended June 30, 2009, the Company recorded gains of $19,848,000 and $915,000 on the sales of CCA and the Century Casino Millennium, respectively.

Property Results (Continuing Operations)

Century Casino & Hotel (Edmonton, Alberta, Canada) – Net operating revenue at the Century Casino & Hotel in Edmonton decreased by 16% to $4,843,000 for the second quarter of 2009 compared to $5,795,000 for the second quarter of 2008, due to a decline in table game revenue and a decline in the average exchange rate between the U.S. dollar and the Canadian dollar. In Canadian dollars, net operating revenue decreased by 3% to CAD 5,651,000 for the second quarter of 2009 compared to CAD 5,851,000 for the second quarter of 2008. This decrease is the result of a decrease of 19% in table revenue, offset by an increase in slot revenue of 3%. Adjusted EBITDA* was $1,554,000 for the second quarter of 2009, a decrease of 31% from $2,264,000 for the second quarter of 2008, which management attributes to the same factors above. In Canadian dollars, Adjusted EBITDA* decreased by 21%, from CAD 2,287,000 for the three months ended June 30, 2008 to CAD 1,817,000 for the three months ended June 30, 2009.

Net operating revenue at the Century Casino & Hotel in Edmonton decreased by 15% to $9,639,000 for the six months ended June 30, 2009 compared to $11,352,000 for the six months ended June 30, 2008, due to a decline in the average exchange rate between the U.S. dollar and the Canadian dollar. In Canadian dollars, net operating revenue increased by 2% to CAD 11,621,000 for the first six months 2009 compared to CAD 11,431,000 for the first six months of 2008. Adjusted EBITDA* was $3,329,000 for the first six months of 2009, a decrease of 20% from $4,176,000 for the first six months of 2008, which management attributes to the decline in the average exchange rate between the U.S. dollar and the Canadian dollar. In Canadian dollars, Adjusted EBITDA* decreased by 4%, from CAD 4,205,000 for the first six months of 2008 to CAD 4,026,000 for the six months ended June 30, 2009.

3/12

Womacks Casino (Cripple Creek, Colorado, USA) - Net operating revenue at Womacks Casino in Cripple Creek, Colorado decreased 15% to $2,441,000 for the second quarter of 2009 from $2,859,000 for the second quarter of 2008. This is mostly attributable to a 10% decrease in market share while the Company’s share of the slot machines in the Cripple Creek market declined by 12%. The Cripple Creek gaming market as a whole declined 5%.  Management believes that the opening of a larger casino in Cripple Creek in May 2008 has impacted our revenue. The Company is reviewing strategies to improve revenue at Womacks. Womacks’ Adjusted EBITDA* for the second quarter of 2009 was $351,000 compared to $434,000 in the second quarter of 2008, a decrease of 19%. The decrease is primarily due to the decline in revenue. Staffing levels decreased overall when comparing period over period due to the Company’s cost cutting measures, but such cost reductions were partially negated by the cost of new hires and various start up expenses associated with the new games and extended hours that were introduced as of July 2, 2009.

Net operating revenue at Womacks decreased 13% to $5,013,000 for the first six months of 2009 from $5,741,000 for the first six months of 2008. This is mostly attributable to a 14% decrease in market share while our share of the slot machines in the Cripple Creek market declined by 16%.  The Cripple Creek gaming market as a whole declined 5%.  The Company is reviewing strategies to improve revenue at Womacks. Womacks’ Adjusted EBITDA* for the first six months of 2009 was $845,000 compared to $713,000 for the first six months of 2008, an increase of 19%. The increase is primarily due to cost cutting measures at the casino.

Century Casino and Hotel (Central City, Colorado, USA) – Net operating revenue at the Century Casino and Hotel in Central City decreased 10% to $4,178,000 for the second quarter of 2009 compared to $4,617,000 for the second quarter of 2008. The Central City gaming market as a whole declined 10%.  Adjusted EBITDA* for the Century Casino & Hotel in Central City for the second quarter of 2009 decreased to $980,000 compared to $1,216,000 in the second quarter of 2008, a 19% decrease. As with Womacks, the decrease is primarily due to the decline in gaming revenue.   Staffing levels decreased overall when comparing period over period due to the Company’s cost cutting measures, but such cost reductions were partially negated by the cost of new hires and various start up expenses associated with the new games and extended hours that were introduced as of July 2, 2009.

Net operating revenue at the Century Casino and Hotel in Central City decreased 8% to $8,341,000 for the first six months of 2009 compared to $9,024,000 reported for the first six months of 2008. The Central City gaming market as a whole declined 10%.  Adjusted EBITDA* for the Century Casino & Hotel in Central City decreased slightly to $2,043,000 for the first six months of 2009 compared to $2,051,000 for the first six months of 2008. Management believes that cost cutting measures at the casino have offset the decline in gaming revenue at the casino.

Cruise Ships – The Company’s ship-based casinos contributed net operating revenue of $422,000 and Adjusted EBITDA* of $52,000 for the second quarter of 2009 compared to net operating revenue of $600,000 and Adjusted EBITDA* of $102,000 for the second quarter of 2008. The ship-based casinos contributed net operating revenue of $890,000 and Adjusted EBITDA* of $110,000 for the first six months of 2009 compared to net operating revenue of $1,283,000 and Adjusted EBITDA* of $252,000 during the first six months of 2008. Management believes that the cruise ships have significantly reduced their ticket prices in an effort to attract more passengers. Management believes that this has resulted in consumers with less discretionary income traveling on the ships, indirectly leading to less play at the Company’s casinos. Management also attributes these declines to one of the cruise ships being in dry dock during the second quarter of 2009.

4/12

Corporate – Corporate operations reported negative Adjusted EBITDA* of $1,374,000 for the second quarter of 2009 compared to negative Adjusted EBITDA* of $1,678,000 for the second quarter of 2008. The lower negative Adjusted EBITDA* is primarily due to a decrease in general and administrative expenses of $228,000 resulting from a decrease in payroll expenses and travel expenses. In addition, earnings recorded from our equity investment in Casinos Poland have increased by $66,000. Our earnings from Casinos Poland increased due to an increase in gaming revenue offset by a decline in the average exchange rate between the U.S. dollar and the Polish zloty of 49.5% for the three months ended June 30, 2009 compared to the three months ended June 30, 2008. Our earnings in Casinos Poland increased by 167.1% from PLN 189,000 in the second quarter of 2008 to PLN 506,000 in the second quarter of 2009.

Corporate operations reported negative Adjusted EBITDA* of $2,665,000 for the first six months of 2009 compared to negative Adjusted EBITDA* of $2,908,000 for the first six months of 2008. The lower negative Adjusted EBITDA* is primarily due to a decrease in general and administrative expenses of $541,000 resulting from a decrease in payroll expenses, travel expenses and professional fees. These decreases were offset by a decline in earnings recorded from our equity investment in Casinos Poland of $305,000. Our earnings from Casinos Poland decreased due to a lower hold percentage on both slot and table games during the first quarter of 2009 and a decline in the average exchange rate between the U.S. dollar and the Polish zloty of 47.1% for the six months ended June 30, 2009 compared to the six months ended June 30, 2008.  Our earnings in Casinos Poland decreased by 39.7% from PLN 1.3 million for the first six months of 2008 to PLN 784,000 for the first six months of 2009.

The Company will post a copy of the Form 10-Q filed with the SEC for the second quarter of 2009 on its web site at www.cnty.com/corporate/investor/sec-filings/ on Monday, August 10, 2009.

On Monday, August 10, 2009, Century Casinos will host its Q2 2009 Earnings Conference Call, at 10:30 am MDT; 6:30 pm CEST, respectively. US domestic participants please dial +1-800-894-5910; all other international participants please use +1-785-424-1052 to dial in. Participants may also listen to the call live or obtain a recording of the call on our website at www.cnty.com/corporate/investor/financial-results/.

(continued)

* See discussion and reconciliation of Adjusted EBITDA below.

5/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Condensed Consolidated Statements of Earnings (Unaudited)
(Amounts in thousands, except for share information)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Operating revenue:
Gaming	$11,138	$13,012	$22,610	$25,986
Hotel, food and beverage	2,037	2,114	3,936	4,198
Other	463	505	872	958
Gross revenue	13,638	15,631	27,418	31,142
Less promotional allowances	1,754	1,758	3,535	3,739
Net operating revenue	11,884	13,873	23,883	27,403

Operating costs and expenses:
Gaming	4,589	5,105	9,058	10,497
Hotel, food and beverage	1,659	1,632	3,199	3,360
General and administrative	4,547	5,239	8,878	10,506
Depreciation	1,550	1,696	3,122	3,365
Total operating costs and expenses	12,345	13,672	24,257	27,728
Earnings from unconsolidated subsidiary	154	88	243	548
Operating (loss) earnings from continuing operations	(307)	289	(131)	223

Non-operating income (expense):
Interest income	1	10	10	22
Interest expense	(915)	(975)	(1,815)	(2,208)
Gains (losses) on foreign currency transactions and other	276	(18)	(249)	101
Non-operating (expense), net	(638)	(983)	(2,054)	(2,085)
Loss from continuing operations before income taxes	(945)	(694)	(2,185)	(1,862)
Income tax provision (benefit)	100	(568)	319	(1,213)
Loss from continuing operations	(1,045)	(126)	(2,504)	(649)

Discontinued operations:
Earnings from discontinued operations	1,424	1,266	2,712	2,714
Gain on disposition of Century Casino Millennium	38	-	915	-
Gain on disposition of Century Casinos Africa	19,848	-	19,848	-
Provision for income taxes	533	236	796	509
Earnings from discontinued operations	20,777	1,030	22,679	2,205

Net earnings	19,732	904	20,175	1,556
Less: Net earnings attributable to the noncontrolling interests (continuing operations)	(19)	2	(37)	4
Less: Net earnings attributable to the noncontrolling interests (discontinued operations)	848	67	964	176
Net earnings attributable to Century Casinos, Inc. and subsidiaries	$18,903	$835	$19,248	$1,376

6/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Earnings per Share

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Basic earnings per share:
Loss from continuing operations	$(0.05)	$-	$(0.10)	$(0.03)
Earnings from discontinued operations	0.85	0.04	0.92	0.09
Net earnings	$0.80	$0.04	$0.82	$0.06

Diluted earnings per share:
Loss from continuing operations	$(0.05)	$-	$(0.10)	$(0.03)
Earnings from discontinued operations	0.85	0.04	0.92	0.09
Net earnings	$0.80	$0.04	$0.82	$0.06

Weighted Average Shares Outstanding:
Basic	23,524,067	23,468,243	23,524,067	23,386,540
Diluted	23,524,067	23,468,243	23,524,067	23,386,540

Amounts attributable to Century Casinos, Inc. and subsidiaries common shareholders:
Loss from continuing operations	$(1,026)	$(128)	$(2,467)	$(653)
Earnings from discontinued operations	19,929	963	21,715	2,029
Net earnings	$18,903	$835	$19,248	$1,376

Century Casinos, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	June 30, 2009	December 31, 2008
Assets
Current Assets, excluding assets held for sale	$56,170	$9,707
Assets held for sale (all current)	-	35,983
Other Assets	103,244	104,316
Total Assets	$159,414	$150,006

Liabilities and Shareholders’ Equity
Current Liabilities, excluding liabilities related to assets held for sale	$22,006	$17,521
Liabilities related to assets held for sale (all current)	-	10,770
Non-Current Liabilities	22,203	29,231
Shareholders’ Equity	115,205	92,484
Total Liabilities and Shareholders’ Equity	$159,414	$150,006

7/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Net Operating Revenue by Property (Unaudited)
(Amounts in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Century Casino & Hotel, Edmonton	$4,843	$5,795	$9,639	$11,352
Womacks Casino & Hotel (Cripple Creek)	2,441	2,859	5,013	5,741
Century Casino & Hotel, Central City	4,178	4,617	8,341	9,024
Cruise Ships	422	600	890	1,283
Corporate	-	2	-	3
Consolidated net operating revenue	$11,884	$13,873	$23,883	$27,403

Century Casinos, Inc.
Adjusted EBITDA Margins** by Property (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Century Casino & Hotel, Edmonton	32%	39%	34%	37%
Womacks Casino & Hotel (Cripple Creek)	14%	15%	17%	12%
Century Casino & Hotel, Central City	23%	26%	24%	23%
Cruise Ships	12%	17%	12%	20%
Corporate	-	-	-	-
Consolidated Adjusted EBITDA Margin**	13%	17%	15%	16%

8/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Earnings from Continuing Operations by Property (Unaudited)
For the Three Months Ended June 30, 2009
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings from continuing operations	$653	$(41)	$(171)	$(17)	$(1,469)	$(1,045)
Interest income	-	-	-	-	(1)	(1)
Interest expense	281	74	515	-	45	915
Income taxes	253	(25)	(117)	(2)	(9)	100
Depreciation	320	343	751	71	65	1,550
Stock compensation	-	-	-	-	275	275
Foreign currency losses (gains)	47	-	-	-	(293)	(246)
Impairments and other write-offs	-	-	-	-	-	-
Loss on disposition of fixed assets	-	-	2	-	13	15
Adjusted EBITDA*	$1,554	$351	$980	$52	$(1,374)	$1,563

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Earnings from Continuing Operations by Property (Unaudited)
For the Three Months Ended June 30, 2008
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings from continuing operations	$1,112	$8	$(13)	$33	$(1,266)	$(126)
Interest income	(5)	-	-	-	(5)	(10)
Interest expense	351	(20)	492	-	152	975
Income taxes	442	7	(18)	5	(1,004)	(568)
Depreciation	362	438	755	62	79	1,696
Stock compensation	-	-	-	-	350	350
Foreign currency losses	2	1	-	-	15	18
Impairments and other write-offs	-	-	-	-	-	-
Loss on disposition of fixed assets	-	-	-	2	1	3
Adjusted EBITDA*	$2,264	$434	$1,216	$102	$(1,678)	$2,338

9/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Earnings from Continuing Operations by Property (Unaudited)
For the Six Months Ended June 30, 2009
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings from continuing operations	$1,534	$(20)	$(302)	$(17)	$(3,699)	$(2,504)
Interest income	(2)	-	(1)	-	(7)	(10)
Interest expense	530	138	1,052	-	95	1,815
Income taxes	602	(12)	(210)	(2)	(59)	319
Depreciation	619	739	1,502	129	133	3,122
Stock compensation	-	-	-	-	624	624
Foreign currency losses	46	-	-	-	233	279
Impairments and other write-offs	-	-	-	-	2	2
Loss on disposition of fixed assets	-	-	2	-	13	15
Adjusted EBITDA*	$3,329	$845	$2,043	$110	$(2,665)	$3,662

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Earnings from Continuing Operations by Property (Unaudited)
For the Six Months Ended June 30, 2008
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings from continuing operations	$1,959	$(57)	$(390)	$119	$(2,280)	$(649)
Interest income	(15)	-	-	-	(7)	(22)
Interest expense	711	(48)	1,193	-	352	2,208
Income taxes	818	(34)	(261)	3	(1,739)	(1,213)
Depreciation	717	861	1,509	126	152	3,365
Stock compensation	-	-	-	-	697	697
Foreign currency (gains) losses	(14)	1	-	-	(88)	(101)
Impairments and other write-offs	-	-	-	-	-	-
Loss on disposition of fixed assets	-	(10)	-	4	5	(1)
Adjusted EBITDA*	$4,176	$713	$2,051	$252	$(2,908)	$4,284

10/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Resorts Alberta
Reconciliation of Adjusted EBITDA* to Net Earnings (Unaudited) in Canadian Dollars
(Amounts in thousands)
	For the three months ended June 30, 2009	For the three months ended June 30, 2008	For the six months ended June 30, 2009	For the six months ended June 30, 2008

Net earnings	CAD 823	CAD 1,114	CAD 1,920	CAD 1,937
Interest income	(1)	(5)	(3)	(15)
Interest expense	327	355	637	716
Income taxes	296	460	728	850
Depreciation	373	365	745	722
Foreign currency (gains)	(1)	(2)	(1)	(5)
Adjusted EBITDA*	CAD 1,817	CAD 2,287	CAD 4,026	CAD 4,205

* The Company defines Adjusted EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization, pre-opening expenses, non-cash stock based compensation charges, asset impairment costs, gains (losses) on disposition of fixed assets, discontinued operations, realized foreign currency gains (losses) and certain other one-time items. Intercompany transactions consisting primarily of management fees and interest, along with their related tax effects, are excluded from the presentation of net earnings and Adjusted EBITDA reported for each property.  These adjustments have no effect on the consolidated results. Adjusted EBITDA is not considered a measure of performance recognized under accounting principles generally accepted in the United States of America. Management believes that Adjusted EBITDA is a valuable measure of the relative performance among its operating segments. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. EBITDA (Earnings before interest, taxes, depreciation and amortization) is used by our lending institutions to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies. Please see the reconciliation of Adjusted EBITDA to earnings from continuing operations on the prior pages. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.

** The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net operating revenue. Management uses this margin as one of several measures to evaluate the efficiency of the Company’s casino operations.

###

11/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

About Century Casinos, Inc.:
Century Casinos, Inc. is an international casino entertainment company that owns and operates the Womacks Casino & Hotel in Cripple Creek, Colorado, the Century Casino & Hotel in Central City, Colorado, and the Century Casino & Hotel in Edmonton, Canada. The Company also operates casinos aboard five luxury cruise vessels (Silver Cloud, Regatta, Insignia, Nautica, Mein Schiff). Through its Austrian subsidiary, Century Casinos Europe GmbH, the Company holds a 33.3% ownership interest in Casinos Poland Ltd., the owner and operator of seven full casinos and one slot casino in Poland. Century Casinos, Inc. continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain “forward-looking statements“ within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding the proceeds from our sale of Century Casinos Africa, progress at and plans for our casinos and the impact of economic downturn. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the sections entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K filed on March 16, 2009. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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